Exhibit 99.1

Westar Energy announces 2017 results.
TOPEKA, Kan., Feb. 21, 2017 - Westar Energy, Inc. (NYSE:WR) today announced earnings of $324 million, or $2.27 per share, for 2017 compared with earnings of $347 million, or $2.43 per share, for 2016. Fourth quarter 2017 earnings were $34 million, or $0.24 per share, compared with earnings of $54 million, or $0.38 per share, for the fourth quarter 2016.

Lower earnings per share for 2017, compared with the prior year, were the result of lower retail sales attributable to mild weather and having received no corporate-owned life insurance income. The lower revenue was partially offset by lower income tax expense.

Earnings per share for the fourth quarter 2017, compared with 2016, decreased primarily from writing off deferred income tax assets due to the passage of the Tax Cuts and Jobs Act. Lower corporate-owned life insurance income, offset in part by reduced operating and maintenance costs, also contributed to lower earnings per share.
Dividend Declaration

The Board of Directors today declared a quarterly dividend of 40 cents per share on the company's common stock payable April 2, 2018 to shareholders of record as of March 9, 2018. This results in an indicated annual dividend of $1.60 per share.

As part of the merger of equals with Great Plains Energy Incorporated, the combined company is expected, upon closing, to pay an initial dividend that would result in a 15% increase for Westar Energy shareholders.
Conference Call and Additional Company Information

Westar Energy management will host a conference call Thursday, Feb. 22 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing (844) 646-4526, conference ID 8299426. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina
Penzig with any follow-up questions.

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Westar Energy announces 2017 results

This earnings announcement, a package of detailed fourth quarter and year-end 2017 financial information, the company's annual report on Form 10-K for the period ended Dec. 31, 2017 and other filings the company made with the Securities and Exchange Commission are available on the company's website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is Kansas' largest electric utility. For more than a century, we have provided Kansans the safe, reliable electricity needed to power their businesses and homes. Every day our team of professionals takes on projects to generate and deliver electricity, protect the environment and provide excellent service to our nearly 700,000 customers. Westar has 7,800 MW of electric generation capacity fueled by coal, uranium, natural gas, wind and landfill gas. We are also a leader in electric transmission in Kansas. Our innovative customer service programs include mobile-enabled customer care, smart meter deployment and paving the way for electric vehicle adoption. Our employees live, volunteer and work in the communities we serve.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com. Westar Energy is on Facebook: www.Facebook.com/westarenergy and Twitter: www.Twitter.com/WestarEnergy.

Media Contact:
Gina Penzig
Media Relations Manager
Phone: 785-575-8089
Gina.Penzig@westarenergy.com
Media line: 888-613-0003

Investor Contact:
Cody VandeVelde
Director, Investor Relations
Phone: 785-575-8227
Cody.VandeVelde@westarenergy.com

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the anticipated merger transaction of Westar Energy, Inc. (Westar Energy) and Great Plains Energy Incorporated (Great Plains Energy), including those that relate to the expected financial and operational benefits of the merger to the companies and their shareholders (including cost savings, operational efficiencies and the impact of the anticipated merger on earnings per share), the expected timing of closing, the outcome of regulatory proceedings, cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Westar Energy is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L, and Westar Energy; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates that the companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission,

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Westar Energy announces 2017 results

distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy and Westar Energy to obtain the regulatory approvals necessary to complete the anticipated merger or the imposition of adverse conditions or costs in connection with obtaining regulatory approvals; the risk that a condition to the closing of the anticipated merger may not be satisfied or that the anticipated merger may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated merger; the costs incurred to consummate the anticipated merger; the possibility that the expected value creation from the anticipated merger will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the combined company following the anticipated merger; disruption from the anticipated merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the anticipated diversion of management time and attention on the anticipated merger; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are discussed in the joint proxy statement/prospectus and other materials that Great Plains Energy, Westar Energy and Monarch Energy Holding, Inc. (Monarch Energy) file with the Securities and Exchange Commission (SEC) in connection with the anticipated merger. Other risk factors are detailed from time to time in quarterly reports on Form 10-Q and annual reports on Form 10-K filed by Westar Energy with the SEC. Each forward-looking statement speaks only as of the date of the particular statement. Westar Energy undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Westar Energy announces 2017 results

Westar Energy, Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2017	2016	Change	% Change	2017	2016	Change	% Change
	(In Thousands, Except Per Share Amounts)
REVENUES:
Residential	$178,773	$174,598	$4,175	2.4	$821,222	$838,998	$(17,776)	(2.1)
Commercial	172,511	168,819	3,692	2.2	729,743	741,066	(11,323)	(1.5)
Industrial	99,393	98,575	818	0.8	423,620	413,298	10,322	2.5
Other retail	(6,258)	7,989	(14,247)	(178.3)	(28,551)	(15,013)	(13,538)	(90.2)
Total Retail Revenues	444,419	449,981	(5,562)	(1.2)	1,946,034	1,978,349	(32,315)	(1.6)
Wholesale	70,418	84,351	(13,933)	(16.5)	312,942	304,871	8,071	2.6
Transmission	70,348	64,717	5,631	8.7	279,446	253,713	25,733	10.1
Other	9,596	7,486	2,110	28.2	32,581	25,154	7,427	29.5
Total Revenues	594,781	606,535	(11,754)	(1.9)	2,571,003	2,562,087	8,916	0.3
OPERATING EXPENSES:
Fuel and purchased power	126,086	135,135	(9,049)	(6.7)	541,535	509,496	32,039	6.3
SPP network transmission costs	62,867	58,838	4,029	6.8	247,882	232,763	15,119	6.5
Operating and maintenance	85,711	96,178	(10,467)	(10.9)	333,923	346,313	(12,390)	(3.6)
Depreciation and amortization	94,424	85,681	8,743	10.2	371,747	338,519	33,228	9.8
Selling, general and administrative	67,202	68,689	(1,487)	(2.2)	249,567	261,451	(11,884)	(4.5)
Taxes other than income tax	41,209	46,133	(4,924)	(10.7)	167,630	191,662	(24,032)	(12.5)
Total Operating Expenses	477,499	490,654	(13,155)	(2.7)	1,912,284	1,880,204	32,080	1.7
INCOME FROM OPERATIONS	117,282	115,881	1,401	1.2	658,719	681,883	(23,164)	(3.4)
OTHER INCOME (EXPENSE):
Investment earnings	2,309	2,097	212	10.1	10,693	9,013	1,680	18.6
Other income	2,679	8,369	(5,690)	(68.0)	8,351	34,582	(26,231)	(75.9)
Other expense	(4,600)	(3,672)	(928)	(25.3)	(19,055)	(18,012)	(1,043)	(5.8)
Total Other Income (Expense)	388	6,794	(6,406)	(94.3)	(11)	25,583	(25,594)	(100.0)
Interest expense	42,768	40,715	2,053	5.0	171,001	161,726	9,275	5.7
INCOME BEFORE INCOME TAXES	74,902	81,960	(7,058)	(8.6)	487,707	545,740	(58,033)	(10.6)
Income tax expense	38,596	24,165	14,431	59.7	151,155	184,540	(33,385)	(18.1)
NET INCOME	36,306	57,795	(21,489)	(37.2)	336,552	361,200	(24,648)	(6.8)
Less: Net income attributable to noncontrolling interests	2,418	3,863	(1,445)	(37.4)	12,632	14,623	(1,991)	(13.6)
NET INCOME ATTRIBUTABLE TO WESTAR ENERGY, INC.	33,888	53,932	(20,044)	(37.2)	323,920	346,577	(22,657)	(6.5)
Earnings per common share, basic	$0.24	$0.38	$(0.14)	(36.8)	$2.27	$2.43	$(0.16)	(6.6)
Average equivalent common shares outstanding	142,479	142,152	327	0.2	142,464	142,068	396	0.3
DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.38	$0.02	5.3	$1.60	$1.52	$0.08	5.3
Effective income tax rate	52%	29%			31%	34%

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